Technical Services Agreement

by and among

Zhejiang Joinan Lighting Co., Ltd.

Jiangshan Greenworld Photoelectricity Consulting Co., Ltd.

and

The Shareholders of Zhejiang Joinan Lighting Co., Ltd.

May 6, 2011

Technical Service Agreement

Technical Services Agreement

This Technical Services Agreement (“this Agreement”) is entered into on  May 6, 2011  by the following Parties:

(1)
Zhejiang Joinan Lighting Co., Ltd. (hereinafter called “Party A”) is a limited liability company, duly incorporated in Jiangshan, the People’s Republic of China (“PRC”) whose legal address is: 18, Xing Gong Seventh Road, Shangyu, Jiangshan.

(1)
Jiangshan Greenworld Photoelectricity Consulting Co., Ltd. (hereinafter referred to as “Party B”), a wholly foreign owned enterprise (“WFOE”) to be  incorporated in Jiangshan,Zhejiang , PRC, whose legal address is: 18-3, Xing Gong Seventh Road, Shangyu, Jiangshan.

(3)	The shareholders of Zhejiang Joinan Lighting Co., Ltd. (hereinafter collectively called “Shareholders”), as follows:

Name of the Shareholders	Shareholding Ratio %	ID Card No.	Contact Address
Lixia Wang	45%	360424197404070010
Jiangtu Zhu	27%	320311196611111277
Huanyong Wang	20%	332624196308020032
Tianhui Liu	8%	362133197612023333

(Party A, Party B and Shareholders are referred to collectively in this Agreement as the “Parties”, and individually as “a Party” or “each Party”.)

WHEREAS:

(1)	Shareholders collectively hold 100% of equity interests of Party A;

(2)	Party A’s business scope is as follows: manufacture and sales of lighting facilities and variable voltage variable frequency inverter, as well as their components, import and export goods;

(3)	Party B’s business scope is photoelectricity technical and enterprise management consulting; and

(4)	The Parties agree that Party B provides Party A with technical services.

Technical Service Agreement

NOW THEREFORE, the Parties hereby agree through friendly negotiation as follows:

Article 1 Definition

1.1	“PRC” refers to the People’s Republic of China, for the purpose of this Agreement, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province；
1.2	“PRC Laws” refers to all PRC laws, administrative regulations and government rules in effect;
1.3	“RMB” refers to the legal currency within the PRC;
1.4	“Technical Service Fee” or “Consideration” refers to the consideration as defined in Article 3.1 and paid to Party B by Party A.

Article 2 Contents of Technical Services

Party B shall provide to Party A the following technical services:

2.1
Party B shall select, purchase and update the proper software for finance management for Party A at Party A’s expense in accordance with the practical requirements for finance management, and Party B will conduct training on the use of such software, and provide relevant consultancy services.

2.2
Party B shall select, purchase and update the proper software on human resource management for Party A at Party A’s expense in accordance with the practical requirements for human resource management, and Party B conduct training on the use of such software, and provide relevant consultancy services.

2.3
Party B shall select, purchase and update the proper technology development software and operation software for the Party A’s technology developments and operations at Party A’s expense in accordance with the practical requirements for technology development and conduct training on the use of such software, and provide relevant consultancy services.

2.4	Party B shall provide other related computer systems and software to Party A at Party A’s expense in accordance with the specific demands by Party A.

2.5
Party B shall seek qualified network service company to provide services to Party A at Party A’s expense with respect to its application of domain name and design of website, assist Party A in communication with the network service company on the matters in relation to the domain name and website.

2.6
Party B shall facilitate the computers, server and other facilities for Party A and at Party A’s expense in accordance with the requirements of Party A, and make periodical maintenance on aforesaid facilities.

Technical Service Agreement

2.7
Party B shall provide research and development service to Party A in accordance with the request of Party A, including but not limited to, software research and development, software testing and software application.

2.8	Party B shall provide data analysis service to Party A in accordance with the request of Party A, including but not limited to, data classification and storage, data analysis and data search.

2.9
Party B shall provide technical consulting service to Party A in accordance with the request of Party A, including but not limited, technical strategic consulting and technology development consulting and analysis.

2.10
Party B shall conduct training for Party A’s technical staff. In the event of technical problems of Party A, e.g. hardware errors or hardware break-down, Party B shall designate relevant staff to work on-site assisting Party A to resolve such problems when necessary. Party B shall also be responsible for hardware maintenance service of Party A’s servers, computers and other technological facilities.

Article 3 Technical Service Fee

3.1
The Parties agree that, with respect to the services provided by Party B to Party A under this Agreement, Party B shall be entitled to charge Party A a quarterly service fee in an amount equivalent to Party A’s total amount of operational income of such quarter (the "Technical Service Fee").

Article 4 Warranties and Undertakings by Party A

4.1
Within the term of this Agreement, Party B shall be an exclusive service provider consigned by Party A to provide the services as set forth in Article 2 hereunder, and Party A shall not consign any other entities to provide Party A (including its branches and subsidiaries) with any services identical to or similar with those services provided in Article 2 hereunder.

4.2
Party A shall provide Party B with all the information at the request of Party B which is necessary for Party B to provide the services as set forth in Article 2 hereunder, and shall be responsible for the authenticity and efficiency of such information.

4.3
Party A shall fully cooperate with Party B, and provide assistance and convenience to Party B for its on-site working, and shall not hinder Party B in providing services as set forth in Article 2 hereunder.

4.4	Party A shall promptly make full payment of the Technical Services Fee, if any, to Party B in accordance with the provisions hereunder.

Technical Service Agreement

4.5	Without the prior written consent by Party B, Party A shall not take any action that would materially affect Party B’s rights and interests hereunder.

Article 5 Warranties and Undertakings by Party B

5.1	Party B shall take full advantage of its capacity and resources to provide the services as stipulated in Article 2 hereunder.

5.2	Party B shall timely update and improve the technical services in accordance with the actual condition and reasonable demands of Party A.

5.3	Party B shall accept any reasonable suggestions regarding hardware, software and staff training from Party A during the course of providing services to Party A.

Article 6 Guaranty

To secure the performance of the obligations assumed by Party A hereunder, Shareholders agree to pledge all of their equity interests in Party A to Party B, and the Parties agree to execute the Equity Pledge Agreement with respect thereto.

Article 7 Taxes and Expenses

The Parties shall pay, in accordance with relevant PRC laws and regulations, their respective taxes and fees arising from the execution and performance of this Agreement.

Article 8 Assignment of the Agreement

8.1	Party A shall not transfer part or all of its rights and obligations under this Agreement to any third party without the prior written consent of Party B.

8.2
The Parties agree that Party B shall be entitled to transfer, at its own discretion, any or all of its rights and obligations under this Agreement to any third party upon a five (5)–day written notice to Party A.

Article 9 Liability of Breach

9.1
If Party A fails to duly pay the Technical Services Fee in accordance with the provisions of Article 3 hereunder, then Party A shall pay the liquidated damage amount per day equal to 0.03% of the unpaid consideration which falls due; if any delay of payment amounts to ten(10) days, then Party B shall be entitled to exercise the right of pledge under the Equity Pledge Agreement.

Technical Service Agreement

9.2
If Party A violates its representations and warranties hereunder and fails to redress such violation within ten (10) days upon receipt of written notice from Party B, Party B shall be entitled to exercise the right of pledge under the Equity Pledge Agreement.

9.3
If Party B does not fully perform its obligations and duties under this Agreement, or is otherwise in default of any of its representations and warranties hereunder, Party A shall be entitled to request Party B to redress its default.

Article 10 Effectiveness, Modification and Cancellation

10.1
This Agreement shall take effect on the day of execution hereof, and the valid term hereof shall  expire upon the day of completion of the acquisition of the assets or the equity of Party A by Party B or its designated third party.

10.2	The modification of this Agreement shall not be effective unless a written modification is signed by the Parties.

10.3
This Agreement shall not be terminated or canceled unless a written agreement is signed by the Parties, provided that Party B may, by giving a thirty (30)- day prior notice to the other Parties hereto, terminate this Agreement.

Article 11 Confidentiality

11.1
The negotiation, execution and articles of this Agreement and any information, documents, data and all other materials (herein “Confidential Information”) arising out of the implementation of this Agreement, shall be kept strictly confidential by the Parties. Without the written approval by the other Parties, none of the Parties shall disclose any Confidential Information to any third party, but the following shall not be considered to be “Confidential Information”:

(1)	The materials that are known by the general public (but not including the materials disclosed by a Party receiving the materials in breach of this Agreement); or
(2)	The materials required to be disclosed subject to the applicable laws or the rules or provisions of any stock exchange.

The materials disclosed by each Party to its legal or financial consultants relating the transactions under this Agreement, provided the legal or financial consultants shall comply with the confidentiality provisions set forth in this Section. The disclosure of the Confidential Information by staff, employed institution, or consultants of any Party shall be deemed as the disclosure of such Confidential Information by such Party, and such Party shall bear the liabilities for breaching the contract.

Technical Service Agreement

11.2	If this Agreement is terminated or becomes invalid or unenforceable, the validity and enforceability of this Article shall not be affected or impaired.

Article 12 Force Majeure

12.1
“Force Majeure” refers that any event that could not be foreseen, and could not be avoided and overcome, which includes among other things, but without limitation, acts of nature (such as earthquake, flood or fire), government acts, strikes or riots;.

12.2
If an event of Force Majeure occurs, any of the Parties who is prevented from performing its obligations under this Agreement by an event of Force Majeure  shall notify the other Party without delay and within fifteen (15) days of the event provide detailed information about and notarized documents evidencing the event, shall take appropriate means to minimize or remove the negative effects of Force Majeure  on the other Party and shall not assume the liabilities for breaching this Agreement. While the Force Majeure is continuing, the Party alleging breach may suspend her performance. The Parties shall keep on performing this Agreement after the event of Force Majeure disappears.

Article 13 Governing Law and Dispute Resolution

13.1	The effectiveness, interpretation, implementation and dispute-resolution related to this Agreement shall be governed under PRC Laws.

13.2
Any dispute arising out of this Agreement shall be resolved by the Parties through friendly negotiation. If the Parties could not reach an agreement within thirty (30) days since the dispute is brought forward, either Party may submit the dispute to China International Economic and Trade Arbitration Commission in Beijing for arbitration under its applicable rules. The arbitration should be held in English. The arbitration award should be final and binding upon the Parties.

13.3	During the process of dispute-resolution, the Parties shall continue to perform other terms under this Agreement, except for provision of dispute resolution.

Article 14 Miscellaneous

14.1
The Parties acknowledge that this Agreement constitutes the entire agreement of the Parties with respect to the subject matters therein and supersedes and replaces all prior or contemporaneous oral or written agreements and understandings.

Technical Service Agreement

14.2	This Agreement shall bind and benefit the successor of each Party and the transferee permitted hereunder with the same rights and obligations as if the original parties hereof.

14.3
Any notice required to be given or delivered to the Parties hereunder shall be in writing and delivered to the address as indicated below or such other address or as such party may designate, in writing, from time to time. All notices shall be deemed to have been given or delivered upon by personal delivery, fax and registered air mail. It shall be deemed to be delivered upon: (1) registered air mail: five (5) business days after deposit in the mail; (2) personal delivery or fax: two (2) business days after transmission. If the notice is delivered by fax, it should be confirmed by original through registered air mail or personal delivery:

Party A
Contact person:Yang Xiaowen
Address: 18, Xing Gong Seventh Road, Shangyu, Jiangshan.
Tel: 0570-4352001
Fax:  0570-4352000

Party B
Contact person:Liu Chuanling
Address: 18-3, Xing Gong Seventh Road, Shangyu, Jiangshan.
Tel:
Fax:

The Representative designated by the Shareholders
Contact person: Liu Tianhui
Address: 18, Xing Gong Seventh Road, Shangyu, Jiangshan.
Tel:
Fax:

14.4
If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining portions shall not in any way be affected or impaired thereby. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which effects the parties original intention to the largest extent.

14.5	This Agreement is executed in six (6) copies with each party holding one copy, and each of the copies shall be equally valid and authentic.

[Signature Page Follows]

Technical Service Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the date as written above.

Party A

Zhejiang Joinan Lighting Co., Ltd.

Legal Representative: Zhu Jiangtu

Signature & Seal: _____________________________

Party B

Jiangshan Greenworld Photoelectricity Consulting Co., Ltd.

Legal Representative: Liu Chuanling

Signature & Seal: ______________________________

The Shareholders of Zhejiang Joinan Lighting Co., Ltd.

Wang Lixia: ______________________

Zhu Jiangtu: ______________________

Wang Huanyong: ______________________

Liu Tianhui: ______________________